INVESCO FINANCIAL SERVICES FUND                                    SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER:         725781
SERIES NO.:          8

74U.   1 Number of shares outstanding (000's Omitted)

         Class A                   5,205

       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)

         Class B                     830
         Class C                   1,844
         Class Y                     242
         Investor Class           17,691

74V.   1 Net asset value per share (to nearest cent)

         Class A                 $  8.44

       2 Net asset value per share of a second class of open-end company shares (to nearest cent)

         Class B                 $  8.43
         Class C                 $  8.10
         Class Y                 $  5.54
         Investor Class          $  8.51